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                                 PTN MEDIA, INC.
                                  EXHIBIT 11.1
                        COMPUTATION OF EARNINGS PER SHARE


                                                            For the Year Ended
                                                              December 31,
                                                          1999           1998
                                                         ------         ------

BASIC:
   Net loss                                          $(1,887,371)   $(2,329,080)

   Less: Cumulative dividends on preferred stock         (30,333)            -
                                                     -----------    -----------

AVAILABLE TO COMMON SHAREHOLDERS                      (1,917,704)    (2,329,080)
                                                     -----------    -----------

WEIGHTED AVERAGE - COMMON SHARES OUTSTANDING           3,547,270      3,097,777
                                                     -----------    -----------
BASIC LOSS PER COMMON SHARE                          $     (0.54)   $     (0.75)
                                                     ===========    ===========